Exhibit 23.1

D. Brooks and Associates CPA’s, P.A. Certified Public Accountants Valuation Analyst Advisors

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 1, 2015, with respect to the consolidated financial statements for the years ended December 31, 2013 and 2014 of Zoned Properties, Inc. contained in the Amended Registration Statement and Prospectus contained therein of Zoned Properties, Inc. on Form S-1/A. We hereby consent to the use of the aforementioned report in the Registration Statement and Prospectus contained therein, and to the use of our name as it appears under the heading “Experts.”

D. Brooks and Associates CPA’s, P.A.

West Palm Beach, FL

December 8, 2015

D. Brooks and Associates CPA’s, P.A. 319 Clematis Street, Suite 318 West Palm Beach, FL 33412 – (561) 429-6225